CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE

This CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE (the “Agreement”) is by and between Nick Daddario and GoDaddy.com, LLC and its affiliates, defined as any person, partnership, joint venture, corporation or other form of enterprise, domestic or foreign, including but not limited to subsidiaries, that directly or indirectly, control, are controlled by, or are under common control with GoDaddy.com, LLC (collectively, “GoDaddy” or “Company”). When we say “you,” “your,” or “Employee,” we are referring to Nick Daddario and when we say “we” or “our” we are referring to GoDaddy. We are giving you this Agreement on November 6, 2024 and you have 45 days to decide if you want to sign it.
RECITALS
A.This Agreement sets forth the mutual understanding and agreement regarding the termination of Employee’s employment.
B.As of November 6, 2024 and through December 13, 2024 you will be relieved of your regular Chief Accounting Officer duties and will instead be expected to focus on: (1) helping facilitate the transition of your responsibilities as a director, officer, and/or similar role or authorized signatory from the Company’s legal entities, payment processor accounts, bank accounts and other operational functions; (2) ongoing compliance and audit activities as requested by the Company; and, (3) other transitional activities as requested by the Company. During this time, your base pay will continue at the fixed amount of $6,538.46 per week, less regular withholdings and deductions. Your equity will continue to vest through December 13, 2024 and your medical, dental, and vision plan benefits will continue through December 31, 2024.
C.If you do not sign this Agreement or if you revoke this Agreement, you will not be eligible for the Severance Benefits described below and your employment will end on December 13, 2024. If you sign and return and have not revoked this Agreement, then you will be eligible for the Severance Benefits described below and your employment will end on March 7, 2025 (“Termination Date”).
D.You are currently in good standing with GoDaddy and as a result, you may apply for any open position in GoDaddy at any time. Just remember that if you accept an offer for a new position with GoDaddy before the termination of your employment, this Agreement will become null and void. GoDaddy may, in its sole discretion, decide to extend your Leave Period (as defined below) for a short time pending the outcome of your application for a new position.
This Agreement is intended to fully, completely, and finally resolve and settle any and all claims, potential claims, disputes, or potential disputes you may have against GoDaddy and the Released Parties (as defined below), whether presently known or unknown. In short, we want to part ways amicably, and ensure there are no lingering disputes between us. Therefore, Nick Daddario and GoDaddy agree as follows:

PROMISES

1.    Severance Benefits. If you have signed and returned this Agreement in a timely fashion and have not revoked the Agreement in accordance with Section 5, GoDaddy will provide you the following benefits (collectively, these will be referred to as the “Severance Benefits”):
a)As of December 14, 2024, GoDaddy will place you on an 84-day paid leave of absence that will continue through March 7, 2025 (the “Leave Period”), which will be your Termination Date. During the Leave Period:
(i)Your base pay will continue at the fixed amount of $6,538.46 per week, less regular withholdings and deductions.;
(ii)Your medical, dental, and vision plan benefits will continue through March 31, 2025.; and
(iii)Your equity with GoDaddy will continue to vest during the Leave Period; and
b)GoDaddy will pay you a lump sum of $261,754.31, equivalent to 281 days of your current base pay, less required withholdings and deductions (“the Severance Payment”). We will make the Severance Payment as soon as administratively possible following your Termination Date; and
c)You will be eligible to receive payment of your annual Management By Objective (“MBO”) bonus for fiscal year 2024, payable in accordance with its terms in the first quarter of 2025 and calculated as follows: (i) the 70% Company portion will be determined and paid out commensurate with the Company’s actual level of achievement against the previously approved 2024 MBO targets as a factor in determining employee bonuses, as determined by the Compensation Committee; and (ii) the 30% individual portion will be paid out based upon your 2024 year-end performance rating.; and
d)Based upon your preference, which you must communicate in writing to asolorzano@godaddy.com within ten (10) days of your first signature of this Agreement, GoDaddy will either:
(i)Pay 100% of the premiums necessary to maintain your current level of Company-sponsored medical, dental, and vision benefits coverage for the period of April 1, 2025 – December 31, 2025. To get this benefit, you will need to elect COBRA coverage in writing in accordance with our COBRA vendor requirements. Or,:
(ii)Pay you a lump sum of $14,374.26, representing the value of providing you with health care coverage benefits through December 31, 2025.
e)We will pay the professional outplacement firm of Randstad RiseSmart to assist in your job search with their Essentials program during the next six (6) months. You can access these services by visiting https://register.risesmart.com, calling 877-384-0004, ext. 5, emailing careerservices@randstadrisesmart.com, or texting RESUME to 313131.
2.     Payment of Final Salary and Receipt of All Benefits. Regardless of whether you sign this Agreement, as soon as administratively possible following your termination of employment and in accordance with local law we will pay you a final check that will be payment in full for all wages, bonuses, accrued vacation or paid time off, reimbursable expenses, earned commissions or incentives, and any and all other benefits and compensation due to you through your separation from employment.
3.    No On-the-Job Injury. By signing this Agreement, you are representing you have not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.
4.    Release. In exchange for the benefits described above, you are releasing GoDaddy its related entities, and its successors, assigns, directors, officers, employees, attorneys and agents (the “Released Parties”) from any and all claims, whether known or unknown, that you or your heirs, executors, administrators and assigns had, have, or may have in the future against any of the Released Parties with respect to any and all matters arising from your employment and the termination of your employment with GoDaddy.
a)Scope of Release. Your release includes any actual or potential liability arising from local, state, or federal common, statute, regulation, or ordinance, including but not limited to the following (in all cases as amended): Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Equal Pay Act of 1963; the Americans with Disabilities Act of 1990, as amended; the Family and Medical Leave Act of 1993; the Civil Rights Act of 1866; the Worker Adjustment and Retraining Notification Act; the Employee Retirement Income Security Act of 1974; the Occupational Safety & Health Act; state workers’ compensation law; the Uniformed Services Employment and Re-Employment Rights Act of 1994; any applicable Executive Order Programs; claims related to the payment of wages, salary and benefits, including under the Fair Labor Standards Act; all state or local counterparts; any public policy, contract or tort (including negligence and negligence-related causes of action), or under any common law, including wrongful discharge; any claim for breach of express or implied contract, infliction of emotional distress, fraud, misrepresentation, defamation, and/or discrimination; all claims relating to your employment relationship or affiliation with GoDaddy; and any other federal, state or local statutes, laws, regulations or common law causes of action under which any claim may be brought, and also including any claim for costs, fees or other expenses, including attorneys’ fees and expenses, incurred in these matters. You also expressly release any and all claims relating to, or arising from, Employee’s right to purchase or actual purchase of shares or stock of GoDaddy, except pursuant to the Equity Documents (as defined in Section 11) if applicable, which Employee acknowledges shall govern such equity. Collectively, these will be referred to as the “Released Claims.”
b)Release of Age Discrimination Claims. You are knowingly waiving and releasing any rights you may have to assert age discrimination claims under the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended by the Older Workers Benefit Protection Act of 1990 (“OWBPA”).

As required by the OWBPA, we have provided you a disclosure form listing the decisional unit, eligibility factors, time limits and job titles and ages of all individuals in the decisional unit that are and are not eligible for severance. This waiver and release does not apply to any rights or claims that may arise under the ADEA after it is executed. You acknowledge that the consideration given for this waiver and release is in addition to anything of value to which you were already entitled and that the “Released Claims” specifically include claims under the ADEA and OWBPA.
c)For Arizona Employees. In addition to the releases above, Employee releases and forever discharges the Released Parties from all known and unknown claims, demands, actions, causes of action, rights, damages, costs, expenses arising out of state law including without limitation Arizona Civil Rights Act, A.R.S. § 41-1461, et seq.; Arizona Employment Protection Act, A.R.S. § 23-1501, et seq.; Arizona Equal Pay Act, A.R.S. §§ 23-340 and 23-341; Arizona Wage Statutes, A.R.S. §§ 23-350, et seq., 23-362, et seq., and 23-391, et seq.; Fair Wages and Healthy Families Act, A.R.S. § 23-371, et seq.
d)Unknown Claims. You are advised to consult with legal counsel before signing this release. Usually, a general release does not extend to claims that you do not know or suspect exist in your favor at the time you sign a release, but, being advised of this principal, you are nevertheless expressly waiving any rights you may have to assert unknown claims, as well as rights you may have under any statute or common law principles applicable to unknown claims.
e)Limitations. You are not releasing any claim that relates to: (i) your right to enforce this Agreement; (ii) your right, if any, to claim unemployment benefits or workers’ compensation benefits; or (iii) any rights or claims that arise after your Termination Date. Nor does this release apply to any claims or rights that cannot be waived by law, such as your right to communicate with, file a claim with, or participate in an investigation by government agencies regarding matters that are within the jurisdictions of those agencies (including but not limited to the Equal Employment Opportunity Commission) regarding matters that are within the jurisdiction of those agencies. You acknowledge that except as expressly provided in this Agreement you will not receive any additional compensation or benefits, including salary, bonus, or separation payments after your Termination Date.
f)Re-execution of Release and Confirmation of Representations. Employee hereby agrees to re-execute the release and confirm the representations set forth in this section within five (5) business days after the Termination Date, but no earlier than the Termination Date, by signing the second signature line on the signature line page hereto (the “Bring-Down Release”).
5.    Acknowledgments. By signing, you acknowledge each of the following statements are true and accurate:
a)You would not have been entitled to receive the Severance Benefits described in Section 1 had you rejected this Agreement;

b)You have carefully read this entire Agreement and understand all its terms;
c)By this reference, you have been advised to consult with an attorney before signing this Agreement;
d)You have up to 45 days to consider whether to sign this Agreement (the “Consideration Period”). If you sign this Agreement earlier, you will freely and voluntarily waive any time remaining in the Consideration Period. You should deliver a signed copy of this Agreement to GoDaddy via electronic signature as initiated by GoDaddy. If you do not sign and return this Agreement by the end of the Consideration Period, this Agreement will become null and void. You will have seven (7) days to revoke this Agreement after signing it, and this Agreement will not become effective or enforceable until this revocation period has expired (the 8th day is the effective date of this Agreement). In addition, you will have seven (7) days following your execution of the Bring-Down Release to revoke the Bring-Down Release; provided that any revocation of the Bring-Down Release shall revoke only your release of claims that were not otherwise released upon your initial execution and non-revocation of this Agreement. The Bring-Down Release will not become effective or enforceable until this revocation period has expired (the 8th day is the effective date of the Bring-Down Release).
Any revocation within this 7-day period must be submitted in writing and emailed to the attention of asolorzano@godaddy.com. If this Agreement is revoked in this way, you will forfeit the Severance Benefits described in Section 1;
e)You have received and reviewed the attached OWBPA Disclosure Form;
f)You have not relied on any oral or written statements that are not set forth in this Agreement in determining whether to enter into this Agreement; and
g)You will receive adequate consideration in return for the promises made in this Agreement.
6.    No Monetary Recovery. You acknowledge and understand that this Agreement waives all of your rights to any monetary recovery against any of the Released Parties for any potential charge, complaint or lawsuit. You agree that the Severance Benefits received under this Agreement shall fully satisfy any potential claim for relief in connection with any such lawsuit. Nothing in this section limits your right to receive an award for information provided to Government Agencies, including from any law enforcement or regulatory agency that provides awards for providing information relating to a potential violation of law (engaging in “whistleblower” activity).
7.    Covenant Not to Sue. You acknowledge and understand that this Agreement prohibits you from bringing any lawsuit or cause of action against any of the Released Parties and by signing this Agreement, you promise not to file such a lawsuit.
8.    Non-Disparagement and Cooperation. You agree to refrain from any disparagement, libel, or slander of any of the Released Parties. The Parties agree that it is in their best interests to maintain an amicable termination and post termination relationship. During the Leave Period and thereafter, you agree to be responsive to and cooperate with the Company regarding any actions that may be necessary to finalize the transition of your responsibilities as a director, officer, and/or similar role or authorized signatory from the Company’s legal entities, payment processor accounts, and bank accounts, and regarding any inquiries related to ongoing compliance and audit activities. Additionally, during the Leave Period and thereafter, you agree to cooperate and consult with GoDaddy and its counsel and to testify on GoDaddy’s behalf if necessary, in connection with any administrative, judicial, regulatory, or other proceeding arising from any charge, complaint, or other action relating to the period Employee was employed by GoDaddy, or in connection with any transaction or other matter that requires your personal knowledge or experience to resolve, including, but not limited to, IBEW Local Union 481 Defined Contribution Plan and Trust v. Winborne, et al., Case No. 2022-0497-JTL. No additional consideration will be paid for this cooperation, consultation, or testimony, except for reimbursement of lost salary or wages and actual travel and lodging expenses necessarily incurred. This provision does not seek to control the content or nature of your testimony; rather, it requires only that you voluntarily testify and consult if so requested.
9.    Medicare. You affirm, covenant, and warrant you are not a Medicare beneficiary and are not currently receiving, have not received in the past, will not have received at the time of payment pursuant to this Agreement, are not entitled to or eligible for, and have not applied for or sought Social Security or Medicare benefits. You agree and affirm, to the best of your knowledge, no liens of any governmental entities, including those for Medicare conditional payments, exist. You agree to indemnify, defend, and hold the Released Parties harmless from Medicare claims, liens, damages, conditional payments, and rights to payment, if any, including attorneys' fees, and you further agree to waive any and all future action against the Released Parties, including but not limited to any private cause of action for damages pursuant to 42 U.S.C. § 1395y(b)(3)(A) et seq.
10.    Confidentiality. Except where disclosure is expressly permitted under applicable law, you agree to keep the existence and terms of this Agreement strictly confidential, including the specific information regarding the Severance Benefits in Section 1 above. Except as required by law, you agree not to divulge any of the terms of this Agreement to anyone, or permit them to be divulged to anyone, excluding your spouse, attorney, and tax and financial advisors. You agree that you understand that GoDaddy has relied on your commitment to preserve the confidentiality of this Agreement in deciding whether to enter into this Agreement.
You understand that “Confidential Information” means any GoDaddy proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers (including, but not limited to, customers of GoDaddy on whom you have called or with whom you became acquainted during the term of your employment), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, any and all financial and accounting information including financial forecasts, vendor lists, recruiting information, future planned or contemplated merger and acquisition activity, contemplated advertising or brand campaigns or related creative information and content of any nature or form whatsoever and including creative information and proposals provided by GoDaddy’s advertising and creative partners, or other legal or business information disclosed to you by

GoDaddy either directly or indirectly, in writing, orally, or by drawings or observation. You further understand that Confidential Information does not include any of the foregoing items that have become publicly known and made generally available through no wrongful act of your or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof. You hereby grant consent to notification by GoDaddy to any new employer about your obligations under this section. You represent that you have not to date misused or disclosed Confidential Information to any unauthorized party.
Nothing in this Agreement is intended to limit your rights with respect to any disclosure made in compliance with GoDaddy’s Notice of Immunity under the Defend Trade Secrets Act (as set forth in the Employee Handbook). In addition, you understand that nothing in this Agreement shall in any way limit or prohibit you from engaging for a lawful purpose in any Protected Activity. For purposes of this Agreement, “Protected Activity” shall mean filing a charge or complaint, or otherwise communicating, cooperating, or participating with, any local, state, federal, or other governmental agency or commission (“Government Agencies”). Notwithstanding any restrictions set forth in this Agreement, you understand that you are not required to obtain authorization from GoDaddy prior to disclosing information to, or communicating with, such Government Agencies, nor are you obligated to advise GoDaddy as to any such disclosures or communications. You agree, however, if you make any such disclosures or communications, you will take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Confidential Information to any parties other than the relevant Government Agencies. You further understand that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications, and that any such disclosure without Company’s written consent shall constitute a material breach of this Agreement.
11.    Prior Agreements. You agree that this Agreement represents the entire agreement between us with respect to your separation from GoDaddy and this Agreement supersedes any and all other oral or written agreements that may exist between you and GoDaddy, except for agreements in connection with any equity awards granted to you under the Desert Newco, LLC 2011 Unit Incentive Plan, the 2015 Equity Incentive Plan, the 2024 Omnibus Incentive Plan, and/or the GoDaddy Inc. 2024 Employee Stock Purchase Plan (collectively, the “Equity Documents”). You must also comply with ongoing non-solicitation, arbitration agreement, and class action waiver obligations you agreed to upon signing your GoDaddy At-Will Employment, Confidential Information, Non-Compete, Work Product and Arbitration Agreement.
12.    Work for Hire. You agree and acknowledges that all original works of authorship which were made by you (solely or jointly with others) within the scope of and during the period of your employment with GoDaddy, and which are protectable by copyright, whether or not copyright registration is actively sought by or granted to GoDaddy, are “works made for hire,” as that term is defined in the United States Copyright Act, including but not limited to: literary works (including all written material), computer programs and code, artistic and graphic works (including designs, graphs, drawings, blueprints, and other works), recordings, models, photographs, slides, motion pictures, and audio-visual works, regardless of the form or manner in which documented or recorded that were conceived, devised, invented, developed, or reduced to practice by you or under your direction. You understand and agree that the decision whether or not to commercialize or market any invention developed by you solely or jointly with others is within GoDaddy’s sole discretion and for GoDaddy’s sole benefit and that no royalty will be due to you as a result of GoDaddy’s efforts to commercialize or market any such invention.
13.        Assignment of Rights to Inventions. You hereby grant and assign to GoDaddy, or its designee or nominee, all your rights, title and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trade secrets, business processes, software programs and code, software and systems documentation, technical data and know-how, whether or not patentable or subject to register under copyright or similar laws, which you solely or jointly conceived or developed or reduced to practice, or caused to be conceived or developed or reduced to practice, during the period of time you were employed by GoDaddy (collectively referred to as “Inventions”), unless the Inventions were developed outside regular business hours without using GoDaddy equipment or resources and do not relate to any subject matter with which your work with GoDaddy was concerned or which related to the business carried on by GoDaddy. You further agree to cooperate fully with GoDaddy or its designee to enable GoDaddy to obtain, maintain, license, exploit, or enforce for itself or its designee any and all patents, copyrights, or other legal protection for intellectual property rights assigned to GoDaddy.
14.        Non-Liability. This Agreement is not an admission or evidence of fault, wrongdoing or liability by GoDaddy, nor should it be construed as such, but instead reflects the parties’ desire to resolve the Released Claims fairly and amicably.
15.        Severability. If any court declares any of this Agreement’s provisions to be unenforceable, the remaining provisions shall be enforced as though this Agreement did not contain the unenforceable provision(s), and/or be reformed so as to be enforceable
16.        Governing Law and Forum. This Agreement shall be governed by and interpreted in accordance with the substantive law of the State of Arizona. Any action or dispute arising out of, or in any way related to, this Agreement, or the interpretation and/or application of this Agreement, must be brought in Maricopa County, Arizona, unless otherwise required by applicable law.
17.        Jury Trial Waiver. You agree to waive your right to a trial by jury in any action relating to or arising out of this Agreement and acknowledge that your waiver of that right is knowing and voluntary.
18.        Remedies for Breach. A breach of any provision of this Agreement may give rise to legal action. If you breach any provision of this Agreement, in addition to any other available remedies, GoDaddy may recover the entire value of the Severance Benefits it has paid you or on your behalf under this Agreement. The prevailing party in any action based on a breach of this Agreement will be entitled to recover its costs and attorneys’ fees incurred.
19.        Return of Company Property. You agree to return all physical GoDaddy property and Confidential and/or Trade Secret information in your possession, custody, or control. You also agree to update your LinkedIn profile and/or other social media platforms within three (3) calendar days following the Termination Date to indicate that your employment with GoDaddy has terminated

Please read this Agreement carefully, it contains a RELEASE of all known and unknown claims.

Agreed and accepted:

Nick Daddario

/s/ Nick Daddario

Date: 11/14/2024

GoDaddy.com, LLC

/s/ Monica Bailey
Monica Bailey, Chief People Officer

Date: 11/14/2024

BRING-DOWN RELEASE

The release and representations contained in Section 4 above are ratified and confirmed with respect to any Claims, acts or omissions through and as of March 7, 2025 (your Termination Date).

ACCEPTED AND AGREED:

_________________

Date: __________________